FOR FURTHER INFORMATION:

AT SILICON MOUNTAIN:	TECHNICAL CONTACT:
Tré Cates, President & CEO	Shaun Hanner, COO& CTO
303-938-1155	303-938-1156
tcates@smmdirect.com

PRESS RELEASE

Silicon Mountain Announces Allio Link Family of Internet Video Players and Home Theatre Computers

Affordable range of entertainment appliances bring the all-in-one “Allio Experience” to existing HDTV owners

BOULDER, Colo. – June 15, 2009 – Silicon Mountain Holdings, Inc., (OTCBB: SLCM), a technology company specializing in high-performance interactive computing solutions, today launched the Allio Link family of  Internet Video Players and Home Theatre Computers.  Today’s newest Allio offering is designed to provide a greater selection of entertainment options to owners of large screen high-definition televisions.  Now by simply plugging in an affordable, compact Allio Link set top box, a seemingly endless universe of Internet video, MP3, DVD/Blu-ray and PC functions transform the television into the all-in-one entertainment appliance that it was conceived to become.

Internet video, social networking sites, web surfing, online gaming and downloadable music represent a new generation of electronic entertainment, and adoption of these new forms of media is happening at an explosive rate.  Current research counted over half-a-billion online video viewers collectively consuming tens-of-billions of videos at the end of 2008, with growth projected to nearly one billion Internet video users by 2012.  Since their initial launch in October 2008 the Allio all-in-one TV-PC models have received high praise for innovation and usability.  Allio Link brings the features of Allio to any existing HDTV, making it simple and affordable to experience new forms of entertainment on the TV.  “The Allio brand is about more than creating all-in-one devices, it’s also about providing all-in-one experiences,” said Tre’ Cates President/CEO of Silicon Mountain. “We believe that Allio will enable consumers to experience the power of the Internet through their big screen televisions.  The new Allio Link product line consists of two core products categories:  the basic Internet Video Player and the full featured Home Theatre PC.”

Allio Link Internet Video Player
The two Internet Video Player models released today were designed with an emphasis on simplifying the integration of the HDTV with an existing broadband Internet connection, delivering an entirely new and emerging source of content to the digital lifestyle – Internet video.  High definition content from providers like Joost, Hulu and TidalTV can be accessed on the TV, in addition to popular clip sites like YouTube.  Suddenly, channel choices span cable, satellite and Internet for a truly converged, hybrid entertainment experience.

The $299 MSRP entry-level Allio Link ADTI-194500 provides a simple, small form factor expansion box that will deliver a wireless or wired broadband connection to a HDTV. Web surfing and access to online email are also available from this lowest cost Allio Link model.  For $399 MSRP an integrated DVD player is added.

Both of these new Allio Link Internet Video Players feature a friendly, point-and-click user interface and an Intel Dual-Core Atom N330 processor.

Allio Link Home Theatre PC
Five Allio Link HTPCs were also introduced today, with retail prices ranging from $659 to $1199.  Like the Allio Link Internet Video Players, the HTPC models provide easy access to the world of Internet content on the HDTV.  In addition, Allio Link HTPC models deliver full featured home theatre and PC capabilities to a compact device.  Allio Link HTPCs feature Windows Vista Home Premium and Windows Media Center.  An integrated TV tuner enables the user to watch TV while using the PC.  Integrated support for DVD and optional Blu-ray, along with advanced program guide and DVR capabilities make Allio Link HTPCs the ultimate companion for any HDTV.

The basic Allio Link ADTI-194500 HTPC, based on the Intel Atom Dual-Core N330 and integrated Intel GMA950 video, brings light computing, 250GB of storage, 2GB of memory, DVD player and integrated TV tuner with Vista Home Premium for $659 MSRP.

For high performance applications, The Allio Link HTPC offers four premium models based on an all-new nVidia chipset featuring the integrated GeForce 9300 video chip, which supports the Intel Core2 family of processors.  These configurations are ideal for heavyweight computing and performance gaming, with the high-end model boasting 1TB of storage, 8GB of memory, a Blu-ray player and the Intel Core2Quad Q8200 CPU with four cores of processing power for $1199 MSRP.

Silicon Mountain, the company behind the Allio brand has 14 years experience in the PC and digital entertainment fields manufacturing high-performance gaming computers, notebook PCs and servers.  Just like the Allio all-in-one HDTV-PC, Allio Link is manufactured at Silicon Mountain’s facility in California.

The entire Allio Link family can be purchased today.  See AllioTV.com for a more extensive list of product specifications, pricing and where to buy.

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About Silicon Mountain Holdings

Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the Allio family of products and is making the transition from lower-margin memory components to higher-margin devices, systems and services. Additional news and information about the Company is available at www.slcmholdings.com.

Forward-looking statements: This release may contain forward-looking statements regarding the future and expected performance of Silicon Mountain Holdings, Inc. based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, reduced customer demand, higher costs for components, labor, and other aspects of manufacturing, assembling and/or marketing, increased competition, and other risk factors described in the Company's Joint Definitive Proxy Statement, Form 8-K, and other reports filed with the Securities and Exchange Commission. Silicon Mountain Holdings, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.

All trademarks acknowledged.
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